Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement No. 199488 on Amendment No. 1 to Form S-1 of Peak Resorts, Inc. and Subsidiaries of our report dated September 12, 2014, except for the last eight paragraphs in Note 13 as to which the date is November 10, 2014, relating to our audits of the consolidated financial statements and financial statement schedules, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ McGladrey LLP

St. Louis, Missouri

November 10, 2014